Exhibit 10.1

November 10, 2022

Marc N. Casper
c/o Thermo Fisher Scientific Inc.
168 Third Avenue
Waltham, Massachusetts 02451

Dear Marc,

This letter relates to your outstanding stock options (originally granted between 2017 and 2022) and your outstanding time-based and performance-based restricted stock units (originally granted between 2020 and 2022).

The purpose of this letter is to memorialize that as of the date of this letter, Thermo Fisher Scientific Inc. (the “Company”) is amending each of the equity awards referenced above to align its terms relating to retirement with those granted to other Company Officers. Accordingly, each such award is hereby amended, as applicable, to include the retirement vesting provisions previously included in similarly dated awards granted to the other Company Officers. More specifically, for the avoidance of doubt, the amended provisions provide for accelerated vesting of outstanding equity awards upon retirement and extend the right to exercise options through the original expiration date (excluding grants made during the 2-year period preceding retirement).

The Compensation Committee of the Board of Directors of the Company has authorized the Company to enter into formal amendments of each such award to further implement the foregoing.

THERMO FISHER SCIENTIFIC INC.

	By:	/s/ Lisa P. Britt
	Name:	Lisa P. Britt
	Title:	Senior Vice President and
Chief Human Resources Officer
Acknowledged and agreed:

/s/ Marc N. Casper
Marc N. Casper